EXHIBIT 10.2

                         AQUILA BIOPHARMACEUTICALS, INC.

                           Employee Retention Agreement



                                                September 2 1997



        Alison Taunton-Rigby, Ph.D.
        8 Farrar Road
        Lincoln, MA 01713

        Dear Dr. Taunton-Rigby:

             You are currently an officer of Aquila Biopharmaceuticals, Inc., (the "Company"). In order to induce you to remain in its employ, the Company agrees that you shall receive the severance benefits as provided in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below. Capitalized terms not otherwise defined herein have the meanings ascribed to them in
        Section 5.

             Reference is made to the Employment Agreement between you and the Company dated April 6, 1995 (the "Employment Agreement").

             1. Term of the Agreement. The term of this Agreement (the "Term") shall commence as of the date hereof and shall continue in effect until the later of July 1, 2002 or 24 months after any Change of Control that may occur prior to July 1, 2002. Notwithstanding the termination of your employment, any obligations hereunder which by their terms continue (such as severance benefits) shall survive such termination. This Agreement does not constitute a contract of employment. Any termination of your employment by the Company or by you during the Term shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 8. The "Date of Termination" shall mean the effective date of such termination as specified in the Notice of Termination (provided that no such Notice of Termination shall specify an effective date more than 180 days after the date of such Notice of Termination) nor, except in the event of a termination for Cause or Good Reason, less than thirty (30) days.


             2. Continuance of Benefits. In the event of a Change in Control, following such Change of Control and for a three year period thereafter the Company shall arrange to provide you with life, disability, dental, accident and group health insurance benefits substantially similar with those you were receiving immediately prior to the Change of Control.




             3.   Change in Employment Status.

                  (a) Any termination of your employment following a Change in Control of the Company by the Company or by you during the Term shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 8, which Notice of Termination shall specify the provisions of this Agreement, if any, upon which such termination is based.

                  (b)  You shall be entitled to the benefits provided in
        Section 4 if (but only if) the following event (a "Trigger Event") occurs: a Change in Control shall have occurred during the Term and your employment with the Company is subsequently terminated or terminates for any reason within 24 months after such Change in Control, unless such termination is (A) because of your death or Disability (as defined in Section 5(b)), (B) by the Company for Cause (as defined in Section 5(c)), or (C) by you other than for Good Reason (as defined in Section 5(d)).


             4.   Compensation Upon Termination.

                  (a) In the event of the occurrence of a Trigger Event, the Company will pay to you within thirty (30) days of the Date of Termination an amount equal to the product of (i) three (3) times (ii) the sum of (A) your annual base salary rate in effect immediately prior to the Trigger Event (or such higher rate as may have been in effect within the 90 days prior to the Notice of Termination) plus (B) an annualized amount equal to the aggregate bonus paid to (or accrued for) you by the Company during the three years preceding such Trigger Event or such shorter period of your employment divided by the lesser of three (3) or the period of your employment (expressed in years and any fraction thereof).

                  (b) In the event of a Trigger Event, following such Trigger Event and for a three (3) year period after the Date of Termination, the Company shall arrange to provide you with life, disability, dental, accident and group health insurance benefits substantially similar to those which you were receiving immediately prior to the Trigger Event. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph (b) or Section 2 above if an equivalent benefit is actually received by you through an entity to which you provide services during the thirty-six (36) month period following your termination, and any such benefit actually received by you shall be reported to the Company. For purposes of the application of the Company's benefits, after termination of employment, you shall be treated, to the extent that applicable law pertaining to the particular benefit plan permits the Company to do so, as if you had remained in the employ of the Company, with a total annual salary at the base salary rate used for the determination of your severance amount above, and service





        or similar credits, if any, will continue to accrue during such period as if you had remained in the employ of the Company. If in spite of the provisions of this clause, benefits under any benefit plan shall not be payable or provided to you under such plan (or to your dependents, beneficiaries or estate), because you are no longer deemed an employee of the Company, then the Company shall pay or provide payment of such benefits to you or your dependents, beneficiaries or estate. To the extent that applicable law does not permit any Company benefit referred to above to be provided, paid or funded through the applicable Company benefit plan, then the Company shall not be required to provide such benefit through such plan and shall only be required to provide in the case of a benefit the tax treatment of which is enhanced by such plan an amount equal to what would have been the Company's initial contribution to such plan and not the equivalent benefit. In addition, the Company shall maintain with a reputable carrier directors and officers liability coverage for your benefit with coverage amounts at least equal to those in place prior to the Trigger Event and, unless and to the extent available, on terms at least as favorable as the terms of such coverage prior to the Trigger Event, until such time as all applicable statutes of limitations shall have expired.

                  (c) Immediately prior to, but subject to, a Trigger Event, all of your then outstanding options to purchase common stock of the Company shall be accelerated so that they shall become immediately exercisable in full, provided in the event of a Trigger Event as a result of a tender offer, such options shall become fully exercisable in a timely manner such that you may participate in such tender offer at any stage.

                  (d) The Company shall pay to you all legal fees and expenses incurred by you in connection with the execution of this Agreement or seeking to obtain, interpret or enforce any right or benefit provided by this Agreement.

                  (e) For purposes of this Section 4(e), the terms "parachute payment," "excess parachute payment," "present value," and "base amount" have the meanings ascribed in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and as in effect at the date of this Agreement. The term "excise tax" means the tax imposed by Code Section 4999.

                       (i)  In the event that

                            A. excise tax is due with respect to one or more payments made pursuant to this Agreement, and

                            B.   the present value of the excess of
                       parachute payments to the Executive (whether or not pursuant to this Agreement) over the excise tax which would be payable as a result of Executive's receipt of such payments is less than three times Executive's base amount, and





                            C.   the present value of the parachute
                       payments to the Executive which are payable without regard to this Agreement are less than three times Executive's base amount,

                  then, and only then, subsection (ii) below shall apply.

                       (ii) If this subsection applies, any parachute payments otherwise payable to the Executive hereunder shall be limited as follows:

                            A.   No parachute payments shall be payable
                       to the Executive under this Agreement to the extent that the total of such parachute payments and any parachute payments otherwise payable to the Executive by the Company would equal or exceed in their present value three times the Executive's base amount. In the event that the present value of such payments equals or exceeds such amount, the provisions set forth below will apply and parachute payments payable to the Executive under this Agreement will be made only in accordance with this subsection notwithstanding any other provision to the contrary in this Agreement.

                            B.   Not later than thirty (30) days after
                       the date of termination, the Company will provide the Executive with a schedule specifying the present value of all amounts, benefits and rights ("Severance Benefits") to be provided the Executive under this Agreement (specifying the section hereof under which each such payment is to be made) and any other payments otherwise payable to the Executive by the Company on or after the change in control which, in the Company's opinion, could constitute parachute payments under
                       Section 280G. No payments under this Agreement shall be made until after thirty (30) days from the receipt of such schedule by the Executive. At any time prior to the expiration of said 30-day period, the Executive shall have the right to select from all or part of any category of payment to be made under this Agreement those payments to be made to the Executive in an amount the present value of which (when combined with the present value of any other payments otherwise payable to the Executive by the Company that may be deemed to be parachute payments) is less than three times the Executive's base amount. If the Executive fails to exercise her right to make a selection, the selection shall be made by the Company.








                            C. The references to Code Sections 280G and 4999 are specific references to such sections as in effect on the date of this Agreement. If either section is amended prior to the expiration or termination of this Agreement, or replaced by a successor statute, the limitations imposed by this
                       Section 4(e) upon payments to be made to the Executive under this Agreement shall be deemed modified without further action of the parties so as to provide only for such limitations that are consistent with such amendment(s) or successor statute(s), as the case may be. In the event that
                       Section 4999, or any successor statute, is repealed, this Section 4(e) shall cease to be effective on the date of such repeal. The parties to this Agreement recognize that final Treasury Regulations under Section 280G may affect the amounts that may be paid hereunder and agree that, upon issuance of such final Regulations, this
                       Section 4(e) may be modified as in good faith deemed necessary in light of the provisions of such Regulations to achieve the purposes hereof, and that consent to such modification(s) shall not be unreasonably withheld.

                  (f) You shall not be obligated to seek to mitigate the amount of any payments provided for in this Agreement by seeking alternative employment or otherwise.


             5.   Certain Definitions.

                  As used herein, the following terms shall have the following respective meanings:

                  (a) Change in Control. A "Change in Control" shall occur or be deemed to have occurred only if any of the following events occur:

                       (i)  any "person," as such term is used in
        Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than (A) the Company, (B) any "group" including you, (C) any employee benefit plan of the Company, or (D) any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate 20% or more of either (A) the combined voting power of the Company's then outstanding securities or (B) the then outstanding shares of common stock of the Company;







                      (ii) individuals who, as of the date hereof, constitute the Board of Directors (the "Board") (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                     (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected solely to implement a recapitalization of the Company in which no "person" (as hereinabove defined) increases the percentage held of the combined voting power of the Company's then outstanding securities (except by less than 5% of such person's holdings preceding such recapitalization); or

                      (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, lease, exchange or disposition by the Company of all or substantially all of the Company's assets.

                  (b) Disability. If, as a result of incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months and, within thirty (30) days after written Notice of Termination is given to you, you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability."

                  (c) Cause. The following shall constitute "Cause" for termination:

                       (i)  Deliberate dishonesty of Executive with
        respect to the Company or any subsidiary or affiliate thereof; or

                      (ii) Conviction of Executive of a crime involving moral turpitude; or






                     (iii) The material failure by Executive to perform Executive's duties under the Employment Agreement (other than any such failure resulting from the incapacity of Executive due to physical or mental illness) which failure continues for thirty
        (30) days after notice to Executive setting forth in reasonable detail the manner in which Executive has not performed Executive's duties; or

                      (iv) Unlawful conduct pertaining to the Company or any of its affiliates or shareholders or involving a criminal act; material and conscious falsification or unauthorized disclosure of important records or reports; embezzlement or unauthorized conversion of property; violation of conflict of interest or vendor relations policies; or willful disclosure of significant trade secrets or other information likely to be used to the detriment of the Company.

                  (d) Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your written consent, the occurrence of any of the following circumstances or any of the circumstances set forth in the definition of cause for termination by you in Section 6(c)(i-iii) of the Employment Agreement within the six (6) months immediately prior to your giving the Company a Notice of Termination:

                       (i) any reduction in your annual base salary from time to time;

                      (ii) any failure by the Company to allow your participation in a cash bonus program in a manner substantially consistent with past practice in light of the Company's financial performance and attainment of your specified goals, or the substantial reduction of your participation in any other material compensation plan (other than any stock option or stock award program which programs are within the full discretion of the Compensation Committee) on a significantly less favorable basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants; unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof;

                     (iii) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, health and accident, or disability plans in which you were participating, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the reduction in the number of paid vacation days to which you are entitled; unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof;







                      (iv) any requirement by the Company that the location at which you perform your principal duties for the Company be changed to a new location outside a radius of 50 miles from your business location at the time of the Change in Control; or

                       (v)  the failure of the Company to obtain a
        satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 7(a).


             6.   Employment Agreement.

                  The Employment Agreement shall be amended as follows:

                  (a)  (i)  Section 6(e) shall be amended by deleting
                            "ninety (90) days" and inserting in its place "thirty (30) days;"

                      (ii) Section 6(f)(ii) shall be deleted in its entirety and in its place shall be inserted "Reserved;" and

                     (iii) Section 11, "Arbitration of Disputes," shall not apply after any Change of Control, as defined herein.

                  (b) Any salary continuation payments which you actually receive under Section 6(f)(i) or (iii) of the Employment Agreement following the termination of your employment with the Company shall be credited against any payments which you are entitled to receive under this Agreement.

                  (c) Except as expressly amended by this Agreement, the terms of the Employment Agreement shall remain in effect.


             7.   Successors; Binding Agreement.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had been terminated without Cause. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.





                  (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.


             8.   Notice.

                  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Chairman of the Compensation Committee, Aquila Biopharmaceuticals, Inc., at 365 Plantation Street, Worcester, Massachusetts 01605, and to you at the address shown above or to such other address as either the Company or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.


             9.   Miscellaneous.

                  (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the law of The Commonwealth of Massachusetts.

                  (c) No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

                  (d) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  (e) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

                  (f) The Company shall do, make, execute and deliver all such additional and further acts, things, assurances and instruments as you may reasonably request in order to assure to





        you your rights hereunder and to carry into effect the provisions and intent of this Agreement. The Company shall, upon your request, convert any options which are incentive stock options into nonqualified options and shall amend any outstanding option agreements in a manner consistent with this Agreement.

             If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                      Sincerely,

                                      AQUILA BIOPHARMACEUTICALS, INC.



                                      By:__/s/ John M. Nelson________
                                         Chairman of the Compensation
                                           Committee

        Agreed to this 10th day of September, 1997



        /s/ Alison Taunton-Rigby
        ______________________________
             (Signature)



        Alison Taunton-Rigby
        ______________________________
             (Print Name)

                    8 Farrar Road
        Address:  ______________________________

                    Lincoln, MA  01773
                  ______________________________















                                      - 10 -


        Schedule to Exhibit 10.2  Employee Retention Agreements


        Name                  Date of Execution     Severance Payment

        Gerald A. Beltz           10/24/97          two times sum of
                                                    annual salary plus
                                                    average annual bonus

        Stephen J. DiPalma        10/27/97          sum of annual salary
                                                    plus average annual
                                                    bonus

        Deborah B. Grabbe         10/24/97          sum of annual salary
                                                    plus average annual
                                                    bonus

        Robert B. Kammer          10/24/97          sum of annual salary
                                                    plus average annual
                                                    bonus